New World Fund, Inc. 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

April 30, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$193,888
Class B	$2,759
Class C	$9,725
Class F1	$28,760
Class F2	$15,044
Total	$250,176
Class 529-A	$8,281
Class 529-B	$254
Class 529-C	$1,073
Class 529-E	$355
Class 529-F1	$420
Class R-1	$363
Class R-2	$2,877
Class R-3	$4,841
Class R-4	$4,055
Class R-5	$9,367
Class R-6	$6,133
Total	$38,019

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.7760
Class B	$0.3562
Class C	$0.4380
Class F1	$0.7968
Class F2	$0.9206
Class 529-A	$0.7731
Class 529-B	$0.3279
Class 529-C	$0.4200
Class 529-E	$0.6369
Class 529-F1	$0.8619
Class R-1	$0.4210
Class R-2	$0.4119
Class R-3	$0.6335
Class R-4	$0.7917
Class R-5	$0.9182
Class R-6	$0.9501

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	254,233
Class B	7,243
Class C	22,606
Class F1	37,914
Class F2	18,286
Total	340,282
Class 529-A	11,844
Class 529-B	756
Class 529-C	2,886
Class 529-E	602
Class 529-F1	558
Class R-1	887
Class R-2	7,158
Class R-3	7,827
Class R-4	5,400
Class R-5	6,767
Class R-6	7,293
Total	51,978

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$57.41
Class B	$56.40
Class C	$55.65
Class F1	$57.02
Class F2	$57.44
Class 529-A	$57.04
Class 529-B	$55.99
Class 529-C	$55.84
Class 529-E	$56.64
Class 529-F1	$57.07
Class R-1	$55.74
Class R-2	$55.81
Class R-3	$56.76
Class R-4	$57.23
Class R-5	$57.59
Class R-6	$57.51